News Release

For further information:

Hooper Holmes
Burt R. Wolder
Senior Vice President
(908) 953-6249

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Fourth-Quarter and Year-End 2010 Results

BASKING RIDGE, N.J., March 11, 2011 -- Hooper Holmes (NYSE Amex:HH) today announced financial results for the fourth quarter and year ended December 31, 2010.

Consolidated revenues totaled $43.4 million for the fourth quarter of 2010, representing a 4% revenue decline from $45.0 million in the fourth quarter of 2009. The Company recorded net income of $2.2 million for the fourth quarter of 2010, or $0.03 per diluted share, compared to net income of $3.0 million, or $0.04 per diluted share, in the fourth quarter of 2009. The fourth quarter of 2009 included a federal tax benefit of $1.5 million pertaining to the utilization of fully reserved net operating losses, pursuant to the Business Assistance Act signed into law in the fourth quarter of 2009.

For the year ended December 31, 2010, consolidated revenues were $166.4 million, a decline of 9% compared to revenue of $182.4 million in 2009. The Company's net income for 2010 totaled $1.5 million, or $0.02 per diluted share, compared to approximately breakeven, or $0.00 per diluted share, in 2009. The results for 2010 include a $1.6 million reduction in a previously established reserve for interest and penalties pertaining to unclaimed property. In addition, the results for 2010 and 2009 include a non-cash charge of $0.6 million and $2.7 million, respectively, attributable to increased depreciation expense resulting from a reduction in the estimated useful life of the Company's current IT system. The 2010 and 2009 results also include restructuring and other charges totaling $1.0 million and $1.2 million, respectively.

Fourth quarter 2010 revenues by service line:

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Portamedic revenue declined 10% to $29.2 million in the fourth quarter of 2010 compared to $32.3 million in the fourth quarter of 2009, primarily due to an 8% decline in paramedical exams completed during the quarter, along with a 2.6% decrease in revenue per exam.

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Heritage Labs revenue totaled $3.1 million for the fourth quarter of 2010, an increase of 3% compared to the fourth quarter of 2009, primarily attributable to an increase in revenue per specimen tested.

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Hooper Holmes Services revenue totaled $5.3 million for the fourth quarter of 2010, a 5% decline from $5.5 million in the fourth quarter of 2009, primarily attributable to reduced demand for tele-interviewing services.

▪	Health & Wellness revenue totaled $5.8 million for the fourth quarter of 2010, a 41% increase from revenue in the fourth quarter of 2009, primarily attributable to a 29% increase in screenings.

Net cash provided by operations approximated $4.6 million in the fourth quarter of 2010. Capital expenditures totaled $1.4 million in the fourth quarter. For the year ended December 31, 2010, net cash provided by operations totaled $9.4 million, with capital expenditures approximating $4.3 million for 2010. As of December 31, 2010, cash and cash equivalents totaled $21.4 million, with no outstanding borrowings under the Company's credit facility.

“I am pleased to report net income of $2.2 million, or $0.03 per diluted share, for the 2010 fourth quarter, despite a 4% decline in revenue vs. the 2009 fourth quarter,” said Ransom J. Parker, President and CEO of Hooper Holmes. “In addition, 2010 was a strong cash generating year as we increased our cash position by nearly 30%. While the fourth quarter demonstrated a step in the right direction, we have a lot of work ahead of us. For 2011, we will be making targeted investments in initiatives to improve our infrastructure, including plans to strengthen our sales and marketing teams, IT programs, and quality of service. We are optimistic that these initiatives will build the correct foundation for revenue growth and profitability in 2012.”

Larry Ferguson, Chairman of the Board of Hooper Holmes, commented: “We achieved a 5% net margin in the fourth quarter, despite the revenue decline. However, for the Company to succeed for the long term and create sustained shareholder value we need to stop the decline in revenues. The Board is confident that the turnaround strategies management has outlined will be successful, but it is going to take hard work, time and management focus for these initiatives to take hold.”

Conference Call

The Company will host a conference call, today, March 11, 2011 at 11:00 am ET to discuss fourth quarter and year-end 2010 results.

To participate in the conference call, please dial 877-941-8418 or internationally 480-629-9809 conference ID 4420076 five to ten minutes before the call is scheduled to begin. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available from 2:00 p.m. on March 11, 2011 until midnight on March 18, 2011, by dialing 877-870-5176 or internationally 858-384-5517. The access code for the replay is 4420076.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; the level of our liquidity; operating cash flows; customer and creditor concerns about our financial health; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 12, 2010. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.